Exhibit 10.4

OLIN SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN

(Amended and Restated as of October 24, 2008)

Section 1. Purpose.  The purposes of the Olin Senior Management Incentive Compensation Plan (the “Plan”) are (i) to compensate certain members of senior management of Olin Corporation (the “Company”) on an individual basis for significant contributions to the Company and its subsidiaries and (ii) to stimulate the efforts of such members by giving them a direct financial interest in the performance of the Company.

Section 2. Definitions.  The following terms utilized in this Plan shall have the following meanings:

“Committee” shall mean the Compensation Committee of the Board of Directors of the Company or such other committee of such Board as such Board may from time to time designate.

“Economic Value Added” means the Company’s consolidated sales less its operating costs (including tax) less a capital charge based on the Company’s cost of capital on assets employed in the business.

“Participant” shall mean for a fiscal year each salaried employee who is designated as a Participant by the Committee on or before March 30 of such fiscal year (or such later date, if any, as permitted by Section 162(m)).

“Performance Measures” shall mean for a fiscal year one or more of the following criteria, as designated by the Committee for such fiscal year, on an absolute or relative basis:

• Cash flow,

• Earnings per share,

• EBITDA,

• Economic Value Added/EVA(R)

• Net income,

• Operating profit,

• Pre-tax profit,

• Return on capital,

• Return on equity,

• Return on net assets,

• Revenues and

• Total shareholder return,

provided such designation would not subject any Incentive Award to Section 162(m).

“Section 162(m)” shall mean Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder, all as amended from time to time.

“Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder, all as amended from time to time.

Section 3. Term.  The Plan, as amended, shall be applicable for all future fiscal years of the Company unless amended or terminated by the Company pursuant to Section 7.

Section 4. Incentive Award.

4.1 For each fiscal year of the Company, each Participant may be entitled to receive an award payable in cash (“Incentive Award”) in an amount determined by the Committee as provided in this Plan.  On or before March 30 of such fiscal year (or such later date, if any, as permitted by Section 162(m)), for the Incentive Awards for such fiscal year, the Committee will designate or approve (i) the individuals who will be Participants in the Plan, if any, (ii) the Performance Measures, (iii) if there is more than one Performance Measure, the weighting of the Performance Measures in determining the Incentive Award, (iv) the performance goals and payout matrix or formula for each Performance Measure and (v) the incentive standard award (the cash component of a Participant’s total targeted compensation tied to the Performance Measures) for each Participant.  Following the end of fiscal year, the Committee shall determine the Incentive Award for each Participant based upon the payout matrix or formula for each Performance Measure designated, applying the pre-determined weighting for each Performance Measure, if more than one.

Notwithstanding anything contained in this Plan to the contrary, the Committee in its sole discretion may reduce any Incentive Award to any Participant to any amount, including zero, prior to the certification by resolution of the Committee of the amount of such Incentive Award.

As a condition to the right of a Participant to receive an Incentive Award, the Committee shall first certify by resolution of the Committee, that the Incentive Award has been determined in accordance with the provisions of this Plan.

Incentive Awards for fiscal year shall be determined as soon as practicable after such fiscal year and shall be paid no later than the 15th day of the third month following such fiscal year.  The maximum Incentive Award paid a Participant under this Plan with respect to a fiscal year may not exceed 200% of such Participant’s annual base salary in effect on December 1 of such fiscal year.

4.2 A Participant whose employment terminates with cause or without the Committee’s written consent during a fiscal year shall forfeit such Participant’s Incentive Award for such fiscal year.

4.3 Incentive Awards shall be payable in a single lump sum.

4.4 The Company shall withhold from any Incentive Award or payments made or to be made under this Plan any amount of withholding taxes due in respect of an Incentive Award.

4.5 Participation in this Plan does not exclude Participants from participation in any other benefit or compensation plans or arrangements of the Company, including other bonus or incentive plans.

Section 5. Administration and Interpretation.  The Plan shall be administered by the Committee, which shall have the sole authority to make rules and regulations for the administration of the Plan.  The interpretations and decisions of the Committee with regard to the Plan shall be final and conclusive.  The Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan.

Section 6. Administrative Expenses.  Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds.

Section 7. Amendment or Termination.  The Committee of the Company may from time to time amend the Plan in any respect or terminate the Plan in whole or in part, provided that no such action shall increase the amount of any Incentive Award for which performance goals have been established but which has not yet been earned or paid; provided further that such action will not cause an Incentive Award to become subject to the deduction limitations contained in Section 162(m).

Section 8. No Assignment.  The rights hereunder, including without limitation rights to receive an Incentive Award, shall not be pledged, assigned, transferred, encumbered or hypothecated by an employee of the Company, and during the lifetime of any Participant any payment of an Incentive Award shall be payable only to such Participant.

Section 9. The Company.  For purposes of this Plan, the “Company” shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated.

Section 10. Stockholder Approval.  This Plan, as then amended, was re-approved by the stockholders of the Company in April 2005, and such stockholder approval was a condition to the right of a Participant to receive any benefits hereunder for any fiscal year beginning after such meeting date.

Section 11. No Right to Employment.  The designation of an employee as a Participant or grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any affiliate or subsidiary.

Section 12. Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Missouri and applicable federal law.

Section 13. No Trust.  Neither the Plan nor any Incentive Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Participant.  To the extent any Participant acquires a right to receive payments from the Company in respect to any Incentive Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

Section 14. Section 162(m) and Section 409A.  It is the intention of the Company that all payments made under the Plan be excluded from the deduction limitations contained in Section 162(m).  Therefore, if any Plan provision is found not to be in compliance with the “performance-based” compensation exception contained in Section 162(m), that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the “performance-based” compensation exception contained in Section 162(m).

To the extent any provision of the Plan or action by the Committee would subject any Participant to liability for interest or additional taxes under Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.  It is intended that the Plan will be exempt from Section 409A, and the Plan shall be interpreted and construed on a basis consistent with such intent.  The Plan may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve exemption from Section 409A.  The preceding shall not be construed as a guarantee of any particular tax effect for Plan payments.  A Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with any distributions to such person under the Plan (including any taxes and penalties under Section 409A), and the Company shall have no obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.